UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2015

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 9, 2015, Republic Airways Holdings Inc. (the “Company”) announced the retirement of Wayne C. Heller, Executive Vice President, Chief Operating Officer of the Company.
In connection with his retirement, on March 9, 2015 the Company and Mr. Heller entered into an Employment Transition and Separation Agreement, which supersedes Mr. Heller’s Fourth Amended and Restated Employment Agreement. Under the Employment Transition and Separation Agreement, Mr. Heller’s term of employment will continue until March 13, 2015 (the “Separation Date”) and Mr. Heller will be paid a bonus for the 2014 year of $512,190.
Following the Separation Date, the Company will make cash payments to Mr. Heller equal to two times his base salary plus two times his 2014 bonus, to be paid in twelve equal monthly installments. All outstanding unvested options, restricted stock and restricted stock units of the Company that would have vested in accordance with their respective terms prior to the first anniversary of the Separation Date will vest immediately upon his separation, and such options will remain exercisable for a period of thirty days following the Separation Date. At the time a payout would otherwise have been due, Mr. Heller will also be entitled to receive a pro-rata portion of any performance shares held as of the Separation Date (based on the number of days employed during the applicable performance period) that would have been earned based on the Company's actual performance had he been employed by the Company on the date required to earn such shares. In addition, during Mr. Heller’s lifetime, the Company will provide travel benefits in the amount of $15,000 annually and will reimburse Mr. Heller $2,500 each month for medical insurance. Pursuant to the Employment Transition and Separation Agreement, Mr. Heller will execute customary releases of claims he may have against the Company and agreed (i) generally not to directly or indirectly compete with the Company for a period of twelve months, (ii) not to solicit the Company’s employees for a twelve-month period, and (iii) not to disclose the Company’s confidential information and trade secrets.
The foregoing summary of the Employment Transition and Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Transition and Separation Agreement. Chairman, President and Chief Executive Officer Bryan K. Bedford will assume the duties of Chief Operating Officer until a successor is appointed.
The Board of Directors has engaged Spencer Stuart, an executive search consulting firm, to institute a search for a successor Chief Operating Officer.
On March 9, 2015, the Company issued a press release announcing Mr. Heller’s retirement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.
99.1    Press Release of Republic Airways Holdings Inc. issued on March 9, 2015.
(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.
By:    /s/ Timothy P. Dooley
Name:    Timothy P. Dooley

Title:	Executive Vice President and Chief Financial Officer

Dated: March 13, 2015

EXHIBIT INDEX
Exhibit Number    Description
99.1    Press Release of Republic Airways Holdings Inc. issued on March 9, 2015.